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                                                                  EXHIBIT 10.29



                              EMPLOYMENT AGREEMENT

       This Employment Agreement ("Agreement") is entered into on October 1, 1999 by and between Thomas W. Cresante, an individual ("Executive"), and Special Devices, Incorporated, a Delaware corporation (the "Company").

       1.     EMPLOYMENT BY THE COMPANY AND TERM.

              (a) FULL TIME AND BEST EFFORTS. Subject to the terms set forth herein, the Company agrees to employ Executive as Chief Executive Officer, and in such other executive capacities as may be requested from time to time by the Company's Board of Directors (the "Board") or a duly authorized committee thereof, and Executive hereby accepts such employment. Executive shall render such other services for the Company and corporations controlled by, under common control with or controlling, directly or indirectly, the Company, and to successor entities and assignees of the Company ("Company's Affiliates") as the Company may from time to time reasonably request and as shall be consistent with the duties Executive is to perform for the Company and with Executive's experience. During the Term (as defined below), Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder.

              (b) DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Bylaws of the Company and as reasonably required by the Company's Board.

              (c) COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

              (d) TERM. This agreement shall be effective as of the date hereof for an initial term of two years. Upon expiration of the initial term or any renewal term, this agreement shall be automatically renewed for one year unless terminated by either party upon written notice at least ninety days prior to the expiration of the current term.

       2.     COMPENSATION AND BENEFITS.

              (a) BASE SALARY. Executive shall receive for services to be rendered hereunder a salary at the rate of $342,500 per year payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried

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employees (the "Base Salary"). The Base Salary will be reviewed by and shall be subject to adjustment at the sole discretion of the Board each year during the Term.

              (b) PARTICIPATION IN BENEFIT PLANS. During the Term, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, retirement or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs, as it deems appropriate. Executive shall also participate in all fringe benefits offered by the Company to any of its executives at such executives' level.

              (c) VACATION. Executive shall be entitled to such vacation time as mutually and reasonably agreeable to the Company and Executive.

              (d) BONUSES. During each year of the Term, Executive shall be eligible to receive at least 60% of Executive's annual Base Salary in bonus compensation if the Company's EBITDA for that year equals the EBITDA target for that year as set by the Board, and if the Company's EBITDA for that year exceeds the EBITDA target for that year by an amount set by the Board, Executive shall be eligible to receive up to 100% of Executive's annual Base Salary in bonus compensation.

              (e) OPTIONS. Executive shall be eligible to receive options to purchase up to 3% of the current outstanding amount of the Company's common stock at a exercise price of $50 per share, subject to vesting and other provisions set forth in the Company's 1999 Incentive Stock Option Plan. Further, in the event of change in control, all unexercised options will be fully vested.

              (f) DIRECT INVESTMENT. Subject to the provisions of the Company's Shareholders Agreement, dated December 15, 1998, Executive shall purchase 5,875 shares of the Company's common stock at a price per share of $34.00, prior to January 31, 2000. This right is further subject to Executive becoming a party to the Company's Shareholders Agreement.

              (g) TERM LIFE INSURANCE; DISABILITY. During the Term, the Company shall procure and pay for a total of $750,000 in term life insurance covering the Executive's life, for the benefit of such beneficiaries as Executive shall designate, and a disability insurance policy.

       3.     REASONABLE BUSINESS EXPENSES AND SUPPORT.

              (a) Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder, including appropriate professional fees and dues. Executive shall be furnished reasonable office space, assistance, including an administrative assistant, and facilities. The Company will provide Executive with the use of a company car of his choosing. The Company will also pay for Executive's membership in one club as reasonably approved by the Company.

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              (b)    The Company will reimburse the Executive for direct
out-of-pocket relocation expenses. The Company will also pay for temporary living accommodations prior to relocation.

       4. TERMINATION OF EMPLOYMENT. The date on which Executive's employment by the Company ceases, under any of the following circumstances, shall be defined herein as the "Termination Date."

              (a)    TERMINATION FOR CAUSE.

                     (i) TERMINATION; PAYMENT OF ACCRUED SALARY AND VACATION. The Board may terminate Executive's employment with the Company at any time for "Cause" (as defined below), immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive's employment is terminated for Cause, Executive shall receive payment for all accrued salary through the Termination Date, which in this event shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise nor to make any payment in lieu of notice.

                     (ii)   DEFINITION OF CAUSE. "CAUSE" means the
occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the directors of the Board: (a) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 10 days following the date that the Company has given Executive written notice thereof; (b) a material breach by the Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board or of the terms of his employment, if in any such case such material breach remains uncured after the lapse of 10 days following the date that the Company has given the Executive written notice thereof; (c) the repeated material breach by the Executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause
(a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of NOLO CONTENDERE or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (i) the abuse of any controlled substance (including prescription drugs) or the abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders the Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates.

              (b) TERMINATION UPON DISABILITY. The Company may terminate Executive's employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for sixty (60) consecutive days or for ninety (90) days within any one hundred eighty (180) day period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall

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receive the accrued portion of any salary and bonus hereunder through the
Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan.

              (c) TERMINATION WITHOUT CAUSE. The Company may terminate Executive's employment at any time for other than Cause or disability, pursuant to the following termination payment requirements:

                     (i) TERMINATION PAYMENTS DURING THE TERM. In the event that Executive's employment is terminated by the Company without Cause, the Company shall pay the Executive the balance due under his contract, less standard withholdings for tax and social security purposes, over the remaining term in monthly PRO RATA payments commencing as of the Termination Date. If this Agreement is not renewed beyond the Term by the parties hereto or if the Agreement is Terminated by the Company during the last 12 months of the term, the Company shall pay the Executive a severance of base salary plus target bonus for one year payable in (12) equal installments commencing on the first day of the month following termination. In addition all vested options shall be exercisable in accordance with the terms of the Company's 1999 Incentive Stock Option Plan.

                     (ii) The Company shall not be obligated to pay any termination payments under 3(c)(i) above if Executive breaches the provisions of Sections 5, 6 or 7 below.

              (d)    BENEFITS UPON TERMINATION. All benefits provided under
Section 2 hereof shall be extended, at Executive's election and cost, to the extent permitted by the Company's insurance policies and benefit plans, for one year after Executive's Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 4(a).

              (e) TERMINATION UPON DEATH. If Executive dies prior to the expiration of the Term, the Company shall (i) continue coverage of Executive's dependents (if any) under all benefit plans or programs of the type provided under Section 2 hereof for a period of six (6) months, and (ii) pay to Executive's estate the accrued portion of any salary and bonus at target through the Termination Date, less standard withholdings for tax and social security purposes.

              (f) DUTY TO MITIGATE; TERMINATION OF SEVERANCE BENEFITS. Executive agrees that upon any termination pursuant to Section 4(c) hereof, Executive shall have a duty to mitigate his damages hereunder. Executive further agrees that if, at any time following such a termination but prior to the expiration of the period during which monthly severance benefits are to be paid by the Company with respect to such termination, Executive secures employment, such monthly severance benefits shall be reduced by the amount of monthly compensation Executive is to receive from such new employment.

       5.     PROPRIETARY INFORMATION OBLIGATIONS. During the Term,
Executive will have access to and become acquainted with the Company's and the Company's Affiliates' confidential and proprietary information, including, but not limited to, information or plans

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regarding the Company's and the Company's Affiliates' customer relationships, personnel, or sales, marketing, and financial operations and methods; trade secrets; formulas; devices; secret inventions; processes; and other compilations of information, records, and specifications (collectively "Proprietary Information"). Executive shall not disclose any of the Company's or the Company's Affiliates' Proprietary Information directly or indirectly, or use it in any way, either during the Term or at any time thereafter, except as required in the course of his employment for the Company or as authorized in writing by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of the Company or the Company's Affiliates, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company or the Company's Affiliates, as the case may be, and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, except when (and only for the period) necessary to carry out Executive's duties hereunder, and if removed shall be immediately returned to the Company upon any termination of his employment. Notwithstanding the foregoing, Proprietary Information shall not include (i) information which is or becomes generally public knowledge or public except through disclosure by the Executive in violation of this Agreement and
(ii) information that may be required to be disclosed by applicable law.

       6. NONINTERFERENCE. Executive agrees that during the Term and for a period of eighteen months after termination of this Agreement, he agrees that he will not interfere with the business of the Company or any Company Affiliate by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any Company Affiliate to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

       7. NONCOMPETITION. Executive agrees that during the Term and for a period of two years after the termination of this Agreement, he will not, without the prior consent of the Company, directly or indirectly, have an interest in, be employed by, or be connected with, as an employee, consultant, officer, director, partner, stockholder or joint venturer, in any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business which is in competition with the business of the Company; PROVIDED, HOWEVER, that the foregoing shall not prevent the Executive from being a stockholder of less than 1% of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an interdealer quotation system by the National Association of Securities Dealers, Inc.


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       8.     MISCELLANEOUS.

              (a) NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

              (b) JURISDICTION. This agreement shall be governed and interpreted in accordance with the laws of Delaware.

              To the Company:

              Special Devices, Incorporated
              14370 White Sage Road
              Moorpark, CA 93021
              Attn.: George A. Sawyer
              Telecopier No.: 805-553-1208

              With a copy to:

              Gibson, Dunn & Crutcher LLP
              333 South Grand Avenue
              Los Angeles, California 90071-3197
              Attention: Kenneth M. Doran, Esq.
              Telecopier:(213) 229-7000

              To Executive:

              Mr. Thomas W. Cresante
              8656 E. Larkspur Drive
              Scottsdale, AZ 85260
              Telecopier No.: 480-951-3289


or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

              (b) SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

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              (c)    ENTIRE AGREEMENT. This document constitutes the final,
complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

              (d) COUNTERPARTS. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

              (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

              (f) AMENDMENTS. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

              (g) CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

       9.     ARBITRATION.

              (a) Any disputes or claims arising out of or concerning the Executive's employment or termination by the Company, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association, except as modified by this Agreement. The arbitrator's decision shall be final and binding on both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

              (b) Any arbitration shall be held in the Executive's place of employment with the Company. The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the American Arbitration Association (AAA) office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters. If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

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              (c)    Each party shall have the right to take the depositions of a maximum of three individuals, as deemed appropriate by such party. Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

              (d) The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; PROVIDED, HOWEVER, that the arbitrator shall be entitled to extend such 120-day period for a total of two one hundred twenty
(120) day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

              (e) The Company shall pay the fees and expenses of the arbitrator. Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 9 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 9 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 9 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

              (f) In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.


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       IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date it is last executed below by either party.



                                      SPECIAL DEVICES, INCORPORATED

                                      By: [ILLEGIBLE]
                                         ------------------------------------
                                        Title:  Chief Executive Officer
                                                September 16, 1999

                                      EXECUTIVE

                                        /s/Thomas W. Cresante
                                        --------------------------------------
                                        Thomas W. Cresante
                                        September 16, 1999


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